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For Immediate Release


Contact:  Doug Verner

          Senior Vice President and General Counsel
          Sunburst Hospitality Corporation
          (301) 592-3895


SUNBURST HOSPITALITY SETS JANUARY 4, 2001

                   DATE FOR SPECIAL MEETING OF STOCKHOLDERS

Silver Spring, MD -- December 8, 2000 -- Sunburst Hospitality Corporation (NYSE:SNB), a hotel ownership and management company, announced today that it has set 10:30 am EST on January 4, 2001 as the date for a special meeting of the stockholders being called to vote on a Recapitalization Agreement. Sunburst had previously set November 22, 2000 as the record date for stockholders entitled to vote at the special meeting. The meeting will be held at the Quality Suites Hotel, 3 Research Court, Rockville, Maryland.

Proxy cards and a proxy statement will be mailed to all stockholders (as of the November 22 record date) on December 9. The proxy statement contains important information about the transaction, the conflicts of interest of certain directors and officers, and a copy of the Recapitalization Agreement. Stockholders are advised to read the proxy statement carefully before deciding how to vote. The proxy statement can also be found at the U.S. Securities and Exchange Commission's web site at www.sec.gov.
                                  -----------

If the Recapitalization Agreement is approved by the requisite number of stockholders, the owners of publicly-held shares will receive $7.375 per share in cash. Payment will be made following the completion of certain paper work the stockholders will receive from the transfer agent, and will be made approximately 30 days after the special meeting.

Sunburst also announced that it has reached an agreement in principle to settle the stockholder lawsuits filed regarding the Recapitalization Agreement, subject to approval of the Delaware Chancery Court for New Castle County. The prepared settlement required Sunburst to include additional disclosure in the proxy statements that will be mailed to stockholders about December 9.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby.
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Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation, future action or inaction by the Board of Directors and stockholders of Sunburst and court approval with respect to the matters referred to in this press release.

Although Sunburst believes that the assumptions contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Sunburst does not assume any obligation to update any forward-looking statements contained in this release.

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Contact:


Sunburst Hospitality Corporation

Douglas H. Verner, Senior Vice President, General Counsel
Secretary, (301) 592-3890